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                                                                                                                      Exhibit 12
                        THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    FOR THE FIVE FISCAL YEARS ENDED JANUARY 30, 1999 AND FOR THE
                     TWENTY-SIX WEEKS ENDED JULY 31, 1999, AND AUGUST 1, 1998


                                                        26 Weeks Ended                         Fiscal Year Ended
                                                    July 31,      Aug. 1,    Jan. 30,   Jan. 31,    Feb. 1,     Feb. 3,   Jan. 28,
                                                      1999         1998        1999       1998       1997        1996       1995
Earnings Available for Fixed Charges:
Pretax earnings from continuing
   operations                                        $    460     $    401   $  1,395   $  1,279   $  1,232   $  1,160   $  1,079
Fixed charges (excluding interest
   capitalized and pretax preferred
   stock dividend requirements)                           174          169        344        363        346        317        293
Dividends on ESOP Preference Shares                       (12)         (13)       (25)       (26)       (26)       (28)       (28)
Capitalized interest amortization                           4            4          7          6          6          5          4
                                                          626          561      1,721      1,622      1,558      1,454      1,348

Fixed Charges:
Gross interest expense (a)                           $    169     $    163   $    339   $    353   $    341   $    316   $    289
Interest factor attributable to
   rent expense                                            11           12         21         23         22         20         19
                                                          180          175        360        376        363        336        308

Ratio of Earnings to Fixed Charges                        3.5          3.2        4.8        4.3        4.3        4.3        4.4


(a)   Represents interest expense on long-term and short-term debt, ESOP debt and amortization of debt discount and debt issue expense.

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